Attachment A

Master Distributor Letter of Understanding

There will be a $3,000 monthly marketing budget that will include:

Meals and entertainment for Reps
Awards, contests or cash prizes not previously agreed upon by the company

In addition to the $3,000 marketing budget, the company will pay the airfare and lodging expenses associated with ZamZuu meetings and events including car expenses and cell phone.

Compensation

100% of commissions generated by Rep ID# 1000 and from the Master Distributor position to be named if and when position 2523 is terminated.

Salary will remain at constant until the total of the Rep compensation listed above plus salary exceeds $80,000 in a calendar month. When this occurs, the following formula will go into affect.

Income Range	Salary Reduction
$80,000 - $84,999.99	$5,000
$85,000 - $89,999.99	$10,000
$90,000 - $94,999.99	$15,000
$95,000 - $99,999.99	$20,000
$100,000 - $104,999.99+	$25,000

All Rep earnings from the two positions are 100% owned by the J L Tomer/GRELP #1. When Rep earnings exceed $105,000, salary will be reduced to $2,500 per month and will include benefits.

This agreement is effective February 1, 2010 and replaces the Employment Agreement dated January 1, 2008 between Lloyd Tomer and YTB International, Inc.

Agreed to:

J. Lloyd Tomer 4/6/10